Exhibit 99.1

News Release
First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
Chief Financial Officer
(630) 875-7347
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

2008 FOURTH QUARTER AND FULL YEAR RESULTS

Stable Core Operations – Increased Regulatory Capital – Higher Credit Costs

And Market-Related Securities Impairment

Operating Performance

•	2008 full year earnings of $49.3 million and diluted EPS of $1.00 as compared to $80.2 million and $1.62 for 2007

•	Fourth quarter 2008 net loss of $26.9 million and diluted net LPS of $0.57 versus $5.4 million and $0.11 for fourth quarter 2007

•	2008 pre-tax earnings, excluding provision expense and securities-related losses, of $152.3 million, consistent with 2007

•	Net interest margin of 3.71% for fourth quarter 2008 versus 3.53% in 2007 and 3.63% in third quarter 2008

•	Full year 2008 salary and benefit costs down $11.7 million or 10.5% from 2007

Credit and Market-Related Actions

•	Loan loss reserve at December 31, 2008 of 1.75% of total loans versus 1.25% at December 31, 2007 and 1.34% at September 30, 2008

•	Noncash securities impairment charges for fourth quarter of $34.5 million

•	$10.4 million charge related to reduction in the cash surrender value of bank-owned life insurance

ITASCA, IL, JANUARY 28, 2009 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for fourth quarter and full year 2008. The Company’s net income was $49.3 million for full year 2008 and its net loss was $26.9 million for fourth quarter 2008. This compares to net income of $80.2 million for full year 2007 and a net loss of $5.4 million for fourth quarter 2007. The Company reported a loss of $0.57 per diluted share for fourth quarter 2008 and earnings of $1.00 per diluted share for full year 2008, as compared to a loss of $0.11 per diluted share for fourth quarter 2007 and earnings of $1.62 per diluted share for full year 2007. Return on average assets was 0.59% for full year 2008 and a negative 1.31% for fourth quarter 2008 versus 0.99% for full year 2007 and a negative 0.27% for fourth quarter 2007. Return on average common equity was 6.48% for full year 2008 and a negative 13.89% for fourth quarter 2008 versus 10.69% for full year 2007 and a negative 2.91% for fourth quarter 2007.

In announcing these results the Company’s President and CEO, Michael L. Scudder, commented, “Performance for the quarter was adversely impacted by higher loan loss provisions and securities-related losses, stemming from continued economic weakness. We are very disappointed in the necessity of these actions, however, these are extremely difficult economic times. Their severity requires that we address the problems of the day head on and our strong capital position and core operating performance provide us the ability to do so. As we end 2008, our tier 1 capital is at 11.62%, some $290 million in excess of regulatory minimums to be considered well capitalized. By addressing these issues proactively, First Midwest is better positioned to meet the needs of our clients and communities as well as benefit from future recovery in the market place.”

Scudder further commented, “As we enter 2009, the year promises to be even more challenging than 2008. Consumers and businesses alike are experiencing increasing strain creating an environment of continuing credit weakness. Over the course of the year, we have worked to prepare ourselves for the demands of 2009, increasing our loan loss reserves, adding to our capital through the issuance of preferred securities, and reducing our dividend as well as expanding credit remediation resources and reducing our operating costs. For 2009, our focus will remain on the prudent management of these same elements.”

Operating Performance

Income before taxes totaled $36.0 million for full year 2008, as compared to $94.0 million for full year 2007, with the difference largely due to higher provision for loan losses. Provision for loan losses for 2008 was $70.3 million as contrasted to $7.2 million in 2007. Excluding the provision for loan losses and market-related securities losses, income before taxes for both 2008 and 2007 was $152 million.

Total loans as of December 31, 2008 were $5.4 billion, up 2.6% compared to September 30, 2008, with the increase reflecting loans made to strong borrowers representing full customer relationships. Total average deposits for fourth quarter 2008 were $5.6 billion, compared to $5.8 billion for third quarter 2008 with the decline reflecting slightly lower retail deposits stemming from competitive pricing in our market and general economic conditions. The Company’s ability to fund its lending activity predominantly with core customer deposits provides a competitive advantage given the current volatility in the cost and availability of wholesale funds.

The Company’s tax equivalent net interest margin improved from the preceding quarter and from fourth quarter 2007. Tax equivalent net interest margin was 3.71% for fourth quarter 2008 and 3.61% for full year 2008 as compared to 3.63% for third quarter 2008, 3.53% for fourth quarter 2007, and 3.58% for full year 2007. Over this period, the yield on the Company’s average earning assets declined 102 basis points while its cost of funds declined 126 basis points.

Fee-based revenues were $23.0 million for fourth quarter 2008 and $95.1 million for full year 2008, down 9.1% and 3.8%, respectively, from the same periods of 2007. In 2007 the Company ceased outsourcing its official check business as well as generating fees from mortgage originations. If both are excluded from the 2007 amount, fee-based revenues for the full year 2008 declined 1.0% from 2007, primarily due to lower trust revenue and retail sales of investment products.

Operating expenses continue to be well controlled as reflected by the Company’s efficiency ratio of 53.5% for full year 2008. Noninterest expense was $46.6 million for fourth quarter 2008 and $194.3 million for full year 2008, down 7.3% and 2.4%, respectively, from the same periods of 2007. The declines were primarily due to reductions in salaries and benefits costs. In late 2007 and continuing into 2008, the Company initiated targeted staff reductions, primarily in support and administrative areas. Full time employees have declined over this period by 4.4%, or 83 full-time equivalents.

Credit Remediation

Nonaccrual loans at December 31, 2008 were $127.8 million, representing 2.38% of total loans, with residential construction and development customer relationships accounting for $97.1 million of the total. Of such $97.1 million, undeveloped land and land with improvements totaled $28.4 million and $38.9 million, respectively. The increase in nonaccrual loans from September 30, 2008 of $74.5 million stems primarily from the impact of slowing market conditions on five residential developers.

As of December 31, 2008, loans 90 days past due and still accruing totaled $37.0 million, unchanged from September 30, 2008 and up $15.9 million from December 31, 2007. All such loans are believed to be adequately collateralized and in the process of collection.

Foreclosed real estate was $24.4 million as of December 31, 2008 as compared to $23.7 million as of September 30, 2008 and $6.1 million as of December 31, 2007, with 60% of this representing collateral underlying foreclosed residential developments.

Restructured loans totaled $3.3 million at December 31, 2008, up $1.0 million from September 30, 2008 and $3.0 million from December 31, 2007.

During fourth quarter 2008, net charge-offs totaled $18.3 million as compared to $9.3 million in third quarter 2008. Net charge-offs for full year 2008 were $38.2 million, compared to $7.8 million for full year 2007. The majority of the year over year increase is due to charge-offs of real estate construction and development loans. In fourth quarter 2008, the Company charged off $9.2 million related to residential construction, with four loans accounting for substantially the entire amount, and $5.6 million related to commercial and industrial loans, with the majority due to two individual loans.

In response to the anticipated impact of continuing economic weakness on real estate and related markets, the Company increased its reserve for loan losses to $93.9 million as of December 31, 2008, up $24.1 million from September 30, 2008 and $32.1 million from December 31, 2007. The reserve for loan losses represented 1.75% of total loans outstanding at December 31, 2008, compared to 1.25% at December 31, 2007 and 1.34% at September 30, 2008. Provisions for loan losses for fourth quarter and full year 2008 were $42.4 million and $70.3 million, respectively, with full year 2008 provision exceeding net-charge offs by $32.1 million, or almost two times.

Given current conditions, the Company has taken a number of aggressive steps to manage and mitigate the impact on its loan portfolio. These steps include the assignment of additional dedicated resources to both the remediation of existing problem credits as well as pre-emptive analysis and communication with performing borrowers.

Securities Portfolio

Non-cash impairment charges totaling $34.5 million were recorded in fourth quarter 2008. Of such charges, $24.8 million related to three trust-preferred collateralized debt obligations (“CDOs”) with an aggregate cost of $38.9 million. The remaining $9.7 million of non-cash impairment charges related to two whole loan mortgage backed securities with a combined par value of $16.6 million and a single Sallie Mae debt issuance with a par value of $10.0 million. These non-cash charges largely reflect the illiquidity and market risks existent generally.

The Company holds an additional $46.3 million of trust-preferred CDOs with a combined unrealized loss of $18.3 million. The after-tax impact of these unrealized losses has been recorded through shareholders’ equity as a component of other comprehensive income.

At December 31, 2008 the Company held securities (substantially all classified as Available-for-Sale) with an amortized cost of $2.2 billion and a net unrealized loss of $3.3 million versus a net unrealized loss of $73.3 million at September 30, 2008 and $7.6 million at December 31, 2007. The $70.0 million improvement in the net unrealized loss position from September 30, 2008 was due to the recognition of the aforementioned non-cash impairment of $34.5 million in fourth quarter 2008 and $67.6 million of appreciation in the Company’s $2.1 billion portfolio of fixed income municipal and government-sponsored mortgaged backed securities, partly offset by a decline in fair value of unimpaired CDOs.

Bank-Owned Life Insurance (“BOLI”)

At December 31, 2008, the cash surrender value of BOLI assets totaled $198.5 million, down $8.9 million from September 30, 2008. The decline stemmed from fourth quarter losses in certain underlying investment funds and Company actions taken to reposition the funds in shorter duration assets to mitigate future reinvestment risk.

Capital Management

All regulatory mandated ratios for characterization as “well capitalized” were significantly exceeded as of December 31, 2008 and improved versus December 31, 2007 as follows:

	Minimum “Well- Capitalized” Level	12/31/08	Excess Over Required Minimums at 12/31/08		12/31/07
				(Amounts in millions)
Tier 1 Risk Based Capital	6.00%	11.60%	93%	$370	9.03%
Total Risk Based Capital	10.00%	14.36%	44%	$288	11.58%
Tier 1 Leverage Capital	5.00%	9.41%	88%	$359	7.46%

On December 5, 2008 the Company received $193.0 million from the sale of preferred shares to the U.S. Treasury as part of its Capital Purchase Program (“CPP”). In connection with the CPP investment, the Company issued to the U.S. Treasury a total of 193,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, at an initial fixed rate of 5% with a $1,000 per share liquidation preference, and a warrant to purchase up to 1.3 million shares of the Company’s common stock at an exercise price of $22.18 per share. Both the preferred shares and the warrants are accounted for as components of the Company’s regulatory Tier 1 capital as of December 31, 2008. Preferred share proceeds received were temporarily invested in government sponsored mortgage-backed securities pending future deployment.

Responsive to the then environment, the Company announced in fourth quarter 2008 a reduction in its quarterly common stock dividend from $0.310 per share to $0.225 per share. This reduction would equate to approximately $16 million in retained capital over the course of a year.

The Board of Directors will continue to evaluate all aspects of the Company’s capital plan each quarter, recognizing both current and anticipated conditions.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, January 28, 2009 at 10:00 a.m. (ET). Members of the public who would like to listen to the conference call should dial 1-866-713-8310 U.S. domestic) or 1-617-597-5308 (international) and enter passcode number 287-96-096. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s web site, www.firstmidwest.com/aboutinvestor_overview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 713-29-279, beginning approximately one hour after the event through 11:59 pm (ET) on February 4, 2009. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, Stock Performance Data, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Operating Highlights

Unaudited

	Quarters Ended			Years Ended
(Amounts in thousands except per share data)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Net income	$(26,890)	$24,191	$(5,418)	$49,336	$80,159
Diluted earnings per share	$(0.57)	$0.50	$(0.11)	$1.00	$1.62
Return on average equity	(13.89)%	13.09%	(2.91)%	6.48%	10.69%
Return on average assets	(1.31)%	1.16%	(0.27)%	0.59%	0.99%
Net interest margin	3.71%	3.63%	3.53%	3.61%	3.58%
Efficiency ratio	59.06%	50.30%	53.87%	53.49%	52.50%

Balance Sheet Highlights

Unaudited

	As Of
(Dollar amounts in thousands except per share data)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Total assets	$8,528,341	$8,246,655	$8,091,518
Total loans	5,360,063	5,223,582	4,963,672
Total deposits	5,585,754	5,658,284	5,778,861
Total stockholders’ equity	908,279	718,909	723,975
Common stockholders’ equity	715,949	718,909	723,975
Book value per share	$14.72	$14.80	$14.94
Period end shares outstanding	48,630	48,590	48,453

Stock Performance Data

Unaudited

	Quarters Ended
(Dollar amounts in thousands except per share data)	Dec. 31, 2008		Sept. 30, 2008		Dec. 31, 2007
Market Closing Price:
Quarter End	$19.97		$24.24		$30.60
High	$27.32		$29.84		$36.31
Low	$14.33		$14.00		$29.89
Quarter end price to book value	1.4	x	1.6	x	2.0	x
Quarter end price to full year 2008 earnings	19.97	x	N/A		N/A
Dividends declared per share	$0.225		$0.310		$0.310
Common dividends paid	$10,955		$15,088		$15,045

Capital Ratios

Unaudited

	As Of
	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Regulatory capital ratios:
Total capital to risk-weighted assets	14.36%	12.04%	11.58%
Tier 1 capital to risk-weighted assets	11.60%	9.42%	9.03%
Tier 1 leverage to average assets	9.41%	7.59%	7.46%

Tangible common equity ratios:
Tangible common equity to tangible assets	5.23%	5.44%	5.58%
Tangible common equity, excluding other comprehensive loss, to tangible assets	5.45%	6.09%	5.73%
Tangible common equity to risk-weighted assets	6.53%	6.69%	6.87%

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Condensed Consolidated Statements of Condition

Unaudited

	December 31,
(Amounts in thousands)	2008	2007
Assets
Cash and due from banks	$106,082	$193,792
Funds sold and other short-term investments	8,226	1,439
Trading account securities	12,358	18,352
Securities available-for-sale	2,216,186	2,080,046
Securities held to maturity, at amortized cost	84,306	97,671
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	54,767	54,767
Loans	5,360,063	4,963,672
Reserve for loan losses	(93,869)	(61,800)

Net loans	5,266,194	4,901,872

Foreclosed real estate	24,368	6,053
Premises, furniture, and equipment	120,035	125,828
Investment in bank owned life insurance	198,533	203,535
Goodwill and other intangible assets	284,548	288,235
Accrued interest receivable and other assets	152,738	119,928

Total assets	$8,528,341	$8,091,518

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$3,457,954	$3,582,031
Time deposits	1,950,362	2,100,390
Brokered deposits	177,438	96,440

Total deposits	5,585,754	5,778,861
Borrowed funds	1,698,334	1,264,228
Subordinated debt	232,409	230,082
Accrued interest payable and other liabilities	103,565	94,372

Total liabilities	7,620,062	7,367,543

Preferred stock	189,617	—
Common stock	613	613
Additional paid-in capital	210,698	207,851
Retained earnings	837,390	844,972
Accumulated other comprehensive (loss)	(18,042)	(11,727)
Treasury stock, at cost	(311,997)	(317,734)

Total stockholders’ equity	908,279	723,975

Total liabilities and stockholders’ equity	$8,528,341	$8,091,518

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Condensed Consolidated Statements of Income

Unaudited

	Quarters Ended December 31,		Years Ended December 31,
(Amounts in thousands except per share data)	2008	2007	2008	2007
Interest Income
Loans	$71,849	$87,998	$302,931	$365,370
Securities	25,583	26,009	104,448	108,470
Other	501	604	1,828	3,121

Total interest income	97,933	114,611	409,207	476,961

Interest Expense
Deposits	22,802	40,598	110,622	166,267
Borrowed funds	6,416	12,148	37,192	55,540
Subordinated debt	3,702	3,767	14,796	15,025

Total interest expense	32,920	56,513	162,610	236,832

Net interest income	65,013	58,098	246,597	240,129

Provision for loan losses	42,385	2,042	70,254	7,233

Net interest income after provision for loan losses	22,628	56,056	176,343	232,896
Noninterest Income
Service charges on deposit accounts	11,206	11,986	44,987	45,015
Trust and investment management fees	3,420	4,061	15,130	15,701
Other service charges, commissions, and fees	4,554	5,324	18,846	22,183
Card-based fees	3,868	3,979	16,143	15,925

Subtotal, fee-based revenues	23,048	25,350	95,106	98,824

Bank owned life insurance income	(8,858)	2,117	(2,369)	8,033
Securities (losses) gains, net	(34,215)	(50,041)	(35,611)	(50,801)
Other	(2,104)	109	(3,119)	4,197

Total noninterest income	(22,129)	(22,465)	54,007	60,253

Noninterest Expense
Salaries and employee benefits	20,356	27,686	99,910	111,598
Net occupancy expense	5,967	5,480	23,378	22,054
Equipment expense	2,454	2,744	9,956	10,540
Technology and related costs	1,848	1,760	7,429	7,084
Other	15,956	12,594	53,632	47,861

Total noninterest expense	46,581	50,264	194,305	199,137

Income before taxes	(46,082)	(16,673)	36,045	94,012
Income tax (benefit) expense	(19,192)	(11,255)	(13,291)	13,853

Net (Loss) Income	(26,890)	(5,418)	49,336	80,159
Preferred dividends	(712)	—	(712)	—

Net (Loss) Income Applicable to Common Shares	$(27,602)	$(5,418)	$48,624	$80,159

Diluted Earnings Per Share	$(0.57)	$(0.11)	$1.00	$1.62
Dividends Declared Per Share	$0.225	$0.310	$1.155	$1.195
Weighted Average Diluted Shares Outstanding	48,540	48,754	48,565	49,622

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Unaudited

	As Of				Percent Change From
(Dollar amounts in thousands)	12/31/08	% of total	9/30/08	6/30/08	9/30/08	6/30/08
Loan Portfolio Composition
Commercial and industrial	$1,490,101	27.8%	$1,485,541	$1,448,723	0.3%	2.9%
Agricultural	142,635	2.7%	159,217	207,438	(10.4)%	(31.2)%
Commercial real estate:
Office, retail, and industrial	1,127,689	21.0%	1,092,268	1,048,547	3.2%	7.5%
Residential land and development	509,059	9.5%	509,974	510,818	(0.2)%	(0.3)%
Multifamily	237,646	4.4%	204,029	195,815	16.5%	21.4%
Other commercial real estate	1,106,952	20.7%	1,021,662	1,014,759	8.3%	9.1%

Total commercial real estate	2,981,346	55.6%	2,827,933	2,769,939	5.4%	7.6%

Consumer:
Home equity	477,105	8.9%	468,703	460,581	1.8%	3.6%
Real estate 1-4 family	198,197	3.7%	205,851	213,295	(3.7)%	(7.1)%
Other consumer	70,679	1.3%	76,337	82,379	(7.4)%	(14.2)%

Total consumer	745,981	13.9%	750,891	756,255	(0.7)%	(1.4)%

Total loans	$5,360,063	100.0%	$5,223,582	$5,182,355	2.6%	3.4%

Commercial Real Estate Detail Office, Retail, and Industrial
Office	$373,242	33.1%	$352,200	$337,424	6.0%	10.6%
Retail	313,286	27.8%	300,570	281,942	4.2%	11.1%
Industrial	441,161	39.1%	439,498	429,181	0.4%	2.8%

Total office, retail, and industrial	$1,127,689	100.0%	$1,092,268	$1,048,547	3.2%	7.5%

Residential Land and Development
Structures	$185,929	36.5%	$190,741	$217,161	(2.5)%	(14.4)%
Land	323,130	63.5%	319,233	293,657	1.2%	10.0%

Total residential land and development	$509,059	100.0%	$509,974	$510,818	(0.2)%	(0.3)%

Other Commercial Real Estate
Commercial land	$280,120	25.3%	$263,030	$285,411	6.5%	(1.9)%
1-4 family investors	193,227	17.5%	178,540	168,259	8.2%	14.8%
Service stations and truck stops	146,891	13.3%	134,677	120,670	9.1%	21.7%
Warehouses and storage	85,276	7.7%	80,889	79,580	5.4%	7.2%
Hotels	79,186	7.2%	67,217	67,574	17.8%	17.2%
Restaurants	48,106	4.3%	44,872	47,313	7.2%	1.7%
Medical	42,269	3.8%	42,253	43,347	0.0%	(2.5)%
Automobile dealers	38,505	3.5%	38,866	37,562	(0.9)%	2.5%
Mobile home parks	36,790	3.3%	29,670	25,217	24.0%	45.9%
Recreational	14,515	1.3%	14,760	15,106	(1.7)%	(3.9)%
Religious	11,224	1.0%	10,317	11,362	8.8%	(1.2)%
Other	130,843	11.8%	116,571	113,358	12.2%	15.4%

Total other commercial real estate	$1,106,952	100.0%	$1,021,622	$1,014,759	8.3%	9.1%

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Unaudited

	As Of
(Dollar amounts in thousands)	12/31/08	% of Loan Category	% of Total	9/30/08	6/30/08
Asset Quality
Nonaccrual loans:
Commercial and industrial	$15,586	1.05%	12.2%	$13,961	$5,222
Office, retail, and industrial	2,533	0.22%	2.0%	1,195	1,125
Residential land and development	97,060	19.07%	76.0%	28,335	11,664
Multifamily	1,387	0.58%	1.1%	2,827	3,016
Other commercial real estate	6,926	0.63%	5.4%	1,845	885
Consumer	4,276	0.57%	3.3%	5,154	3,324

Total nonaccrual loans	$127,768	2.38%	100.0%	$53,317	$25,236

Restructured loans	3,260			2,258	259
Foreclosed real estate	24,368			23,697	7,042
90 days past due loans (still accruing interest):
Commercial and industrial	$6,818	0.46%	18.4%	$4,006	$4,530
Agricultural	1,751	1.23%	4.7%	1,751	—
Office, retail, and industrial	3,214	0.29%	8.7%	4,838	2,855
Residential land and development	8,489	1.67%	23.0%	17,615	16,696
Multifamily	1,881	0.79%	5.1%	1,216	2,071
Other commercial real estate	6,586	0.59%	17.8%	2,469	3,410
Consumer	8,260	1.11%	22.3%	5,421	7,948

Total 90 days past due loans	$36,999	0.69%	100.0%	$37,316	$37,510

30-89 days past due loans	$116,206	2.17%	—	$104,769	$185,186

Asset Quality Ratios
Nonaccrual loans to loans	2.38%	—	—	1.02%	0.49%
Nonaccrual loans plus loans past due 90 days to loans	3.07%	—	—	1.74%	1.21%
Reserve for loan losses	$93,869	—	—	$69,811	$66,104
Reserve for loan losses to loans	1.75%	—	—	1.34%	1.28%
Reserve for loan losses to nonaccrual loans	73%	—	—	131%	262%
Reserve for loan losses to nonaccrual loans plus loans past due 90 days	57%	—	—	77%	105%

	Quarters Ended
(Dollar amounts in thousands)	12/31/08	% of Loan Category	% of Total	9/30/08	6/30/08
Charge-off Data
Net loans charged-off:
Commercial and industrial	$5,601	0.38%	30.6%	$1,899	$2,338
Agricultural	—			(4)	42
Office, retail, and industrial	699	0.06%	3.8%	2	31
Residential land and development	9,227	1.81%	50.3%	5,856	138
Multifamily	164	0.07%	0.9%	(40)	830
Other commercial real estate	397	0.04%	2.2%	62	116
Consumer	2,239	0.30%	12.2%	1,547	961

Total net loans charged-off	$18,327	1.38%	100.0%	$9,322	$4,456

Net loan charge-offs to average loans (annualized):
Quarter-to-date	1.38%	—	—	0.71%	0.35%
Year-to-date	0.74%	—	—	0.52%	0.42%

First Midwest Bancorp, Inc.	Press Release Dated January 28, 2009

Securities Available-For-Sale Unaudited

	U.S. Treasury	U.S. Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of December 31, 2008
Amortized cost	$1,039	$—	$694,285	$504,918	$907,036	$60,406	$51,820	$2,219,504

Gross unrealized gains (losses):
Gross unrealized gains	2	—	7,668	13,421	12,606	—	213	33,910
Gross unrealized losses	—	—	(3,114)	(74)	(12,895)	(18,320)	(2,825)	(37,228)

Net unrealized gains (losses)	2	—	4,554	13,347	(289)	(18,320)	(2,612)	(3,318)

Fair value	$1,041	$—	$698,839	$518,265	$906,747	$42,086	$49,208	$2,216,186

As of September 30, 2008
Amortized cost	$902	$1,999	$515,376	$517,139	$$926,519	$85,286	$50,973	$2,098,194

Gross unrealized gains (losses):
Gross unrealized gains	3	3	1,798	1,970	1,987	80	26	5,867
Gross unrealized losses	—	—	(6,827)	(3,068)	(45,854)	(14,000)	(9,431)	(79,180)

Net unrealized gains (losses)	3	3	(5,029)	(1,098)	(43,867)	(13,920)	(9,405)	(73,313)

Fair value	$905	$2,002	$510,347	$516,041	$882,652	$71,366	$41,568	$2,024,881

As of December 31, 2007
Amortized cost	$1,027	$41,895	$534,688	$417,532	$961,638	$95,584	$35,295	$2,087,659

Gross unrealized gains (losses):
Gross unrealized gains	2	597	2,333	5,116	7,728	—	34	15,810
Gross unrealized losses	(1)	—	(2,221)	(2,328)	(2,531)	(13,954)	(2,388)	(23,423)

Net unrealized gains (losses)	1	597	112	2,788	5,197	(13,954)	(2,354)	(7,613)

Fair value	$1,028	$42,492	$534,800	$420,320	$966,835	$81,630	$32,941	$2,080,046